UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 3, 2014

__________________________________________

Lakeland Industries, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-15535	13-3115216
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

701 Koehler Avenue, Suite 7, Ronkonkoma, New York 11779-7410

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (631) 981-9700

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On December 3, 2014, Lakeland Industries Europe, Ltd. (the “Borrower”), a wholly-owned subsidiary of Lakeland Industries, Inc. (the “Company”), amended the terms (the “Loan Amendment”) of its existing financing facility with HSBC Invoice Finance (UK) Ltd. The Loan Amendment provides for (i) a one-year extension of the maturity date of the existing financing facility to December 3, 2015, (ii) an increase in the facility limit from £1,250,000 (approximately USD $2.0 million) to £1,500,000 (approximately USD $2,350,000), and (iii) a decrease in the annual interest rate margin from 3.46% to 3.0%. In addition, pursuant to a letter agreement (the “Letter Agreement”), dated December 5, 2014, the Company agreed that £400,000 (approximately USD $623,000) of the note payable by the Borrower to the Company shall be subordinated in priority of payment to the Borrower’s obligations under the financing facility.

The foregoing description the Loan Amendment and Letter Agreement does not purport to be complete and is qualified in its entirety by reference to the Loan Amendment and Letter Agreement, which are attached hereto as Exhibit 10.1 and Exhibit 10.2, respectively, and incorporated herein by reference. The agreements entered into in connection with the financing facility have been previously filed with, and are described in, the Company’s Current Reports on Form 8-K dated February 20, 2013 and December 19, 2013.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosures set forth in Item 1.01 are incorporated by reference to this item.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Amendment to Agreement for Purchase of Debts, dated effectively as of December 3, 2014.

10.2	Letter Agreement, dated December 5, 2014, between Lakeland Industries, Inc. and HSBC Invoice Finance (UK) Ltd.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LAKELAND INDUSTRIES, INC.

/s/ Gary Pokrassa

Gary Pokrassa

Chief Financial Officer

Dated: December 8, 2014

EXHIBIT INDEX

Exhibit Number	Description

10.1	Amendment to Agreement for Purchase of Debts, dated effectively as of December 3, 2014.

10.2	Letter Agreement, dated December 5, 2014, between Lakeland Industries, Inc. and HSBC Invoice Finance (UK) Ltd.